Exhibit 4


                               MISSION PARTNERS LP
                         11 WEST 42ND STREET, 19TH FLOOR
                               NEW YORK, NY 10036
                                 (212) 782-2707


                                         April 3, 2002


VIA FACSIMILE TRANSMISSION,
CERTIFIED MAIL AND HAND DELIVERY
--------------------------------


Syntellect, Inc.
16610 North Black Canyon Highway
Phoenix, Arizona  85053

Attention:  Timothy P. Vatuone, Corporate Secretary

            RE: SYNTELLECT, INC./NOTIFICATION OF FILING OF PRELIMINARY PROXY MATERIALS

Ladies and Gentlemen:

      The undersigned, Mission Partners, L.P. ("MPLP"), is the beneficial owner of 529,600 shares of the common stock, $.01 par value ("Common Stock"), of Syntellect, Inc., a Delaware corporation (the "Company").

      Please be advised that on April 3, 2002, we filed with the Securities and Exchange Commission (the "Commission"), pursuant to Rule 14a-6(a) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the following preliminary proxy materials (the "Preliminary Proxy Materials") in connection with the solicitation of proxies by Geoffrey Nixon, Mission Partners, L.P., Liberty Nominees Limited, Horizon Offshore, Ltd., Mayfair Capital Fund, L.P., MCM Associates, Ltd., MCM Profit Sharing Plan-DLJSC-Custodian FBO Geoffrey Nixon TTEE and MCM Capital Management, LLC (collectively, the "Group"), from holders of Company Common Stock to be used at the Company's 2002 Annual Meeting of Stockholders, including any adjournments or postponements thereof and any special meeting which may be called in lieu thereof (the "Annual Meeting"):

      (i) Letter to stockholders of the Company from MPLP announcing the solicitation of proxies by the Group to be used at the Annual Meeting to vote for the election of the Group's nominee, Ms. Camille Jayne, to the Company's board of directors, to serve for a three-year term expiring at the Company's 2005 Annual Meeting of Stockholders.

      (ii) Preliminary Proxy Statement, together with Annex A thereto, of the Group for use in soliciting proxies from holders of Company Common Stock to be used at the Annual Meeting to vote for the election of the Group's nominee, Ms. Camille Jayne, to the Company's board of directors, to serve for a three-year term expiring at the Company's 2005 Annual Meeting of Stockholders.

      (iii) Form of preliminary proxy.

      Following the receipt of comments by the Commission's staff, if any, on the Preliminary Proxy Materials, the Group shall promptly amend its Preliminary Proxy Materials and intends to release definitive copies of the Preliminary Proxy Materials to stockholders of the Company at the earliest practicable date.

      In this connection, we respectfully hereby remind you that pursuant to Rule 14a-6(a) under the Exchange Act, the exclusion from the Company's obligation to file with the Commission preliminary proxy materials in connection with the Annual Meeting is unavailable to the Company if it comments upon or refers to the Group's opposition solicitation or to our Preliminary Proxy Materials filed on this date with the Commission.

                                          Very truly yours,


                                          Mission Partners, LP


                                          By:  /s/ Geoffrey Nixon
                                               ---------------------------------
                                                Geoffrey Nixon
                                                General Partner


cc:  Securities and Exchange Commission
     Clifford E. Neimeth, Esq.